Exhibit 10.2

June 18, 2004

John F. Antioco

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75207

Dear Mr. Antioco:

Blockbuster Inc. (“Blockbuster”), having an address at 1201 Elm Street, Dallas, Texas 75270, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

(1) Term. Except as otherwise specifically provided herein, your employment hereunder shall commence and the terms of this Agreement shall take effect on the Effective Date (as defined below) and, unless terminated by Blockbuster or you pursuant to paragraph 10 hereof, shall continue through and until the fifth anniversary of the Effective Date; provided, that your employment by Blockbuster will automatically be extended by twelve (12) additional months on the fourth anniversary of the Effective Date and each anniversary thereafter unless either party provides written notice to the other party no less than six (6) months prior to the date of any such extension of its intention not to extend the term of your employment (to illustrate, either party would need to notify the other party no less than eighteen (18) months before the fifth anniversary of the Effective Date in order to have the Term end on the fifth anniversary of the Effective Date). The period from the Effective Date until the later of the fifth anniversary of the Effective Date or the end of any subsequent extension of your employment pursuant to the proviso of the immediately preceding sentence shall hereinafter be referred to as the “Employment Term” notwithstanding any earlier termination of your employment pursuant to paragraph 10. The “Effective Date” refers to the date on which Viacom Inc. (“Viacom”) ceases to own more than 50% of the voting power of Blockbuster provided that you are employed by Blockbuster (or an affiliate of Blockbuster) on that date.

(2) Duties. During the Employment Term, you agree to devote substantially all of your business time, attention and energies to the business of Blockbuster. You will be Chairman of the Board of Directors of Blockbuster (the “Board”) and Chief Executive Officer of Blockbuster, and a member of the Board. You shall report directly and exclusively to the Board and shall have the duties and responsibilities consistent with the positions set forth above in a company the size and nature of Blockbuster. During the Employment Term, you shall be entitled to serve as a member of the board of directors of a reasonable number of other companies (including, without limitation, Main Street and Main Incorporated), subject to your obtaining Board approval before beginning any such service (except for Main Street and Main

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June 18, 2004

Incorporated which has been approved), to serve on civic, charitable, educational, religious, public interest or public service boards and to manage your personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of your duties and responsibilities hereunder. Your principal place of business shall be at Blockbuster’s headquarters in the Dallas, Texas metropolitan area.

(3) Compensation.

(a) Salary: For all the services rendered by you in any capacity hereunder, Blockbuster agrees to pay you the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) per annum (“Salary”), payable in accordance with Blockbuster’s then effective payroll practices.

(b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each calendar year or portion thereof during your employment with Blockbuster under this Agreement, determined and payable as follows (“Bonus”):

(i)	Your Bonus for each calendar year or portion thereof during your employment with Blockbuster under this Agreement will be determined in accordance with Blockbuster’s Senior Executive Short-Term Incentive Plan or any successor thereto, as the same may be amended from time to time (the “Senior Executive STIP”), that applies to the Blockbuster officers (the “162(m) Executives”) whose compensation is or may become subject to the restrictions on deductibility of non-performance based compensation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including any successor law thereto, and the rules and regulations promulgated thereunder (“Section 162(m)”).

(ii)	Your Target Bonus for each calendar year or portion thereof during the Employment Term shall be no less than 150% of the sum of your Salary and Deferred Compensation (as defined in paragraph 3(c)) at the annualized rate in effect at the end of such period. Your Bonus may be pro-rated for any partial calendar year that you are employed by Blockbuster under this Agreement except that, for the calendar year that includes the Effective Date, you will receive a single Bonus for the entire twelve (12) month period based on the sum of your Salary and Deferred Compensation at the annualized rate in effect at the end of such period and the Senior Executive STIP targets established by the Blockbuster Senior Executive Compensation Committee for that calendar year.

(iii)	In exercising its negative discretion to determine the amount of Bonus that you will receive under the Senior Executive STIP for any calendar year or portion thereof during your employment under this Agreement (assuming the targets established for such period have been achieved), the

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June 18, 2004

Blockbuster Compensation Committee will take into consideration the amount of your Target Bonus for such period but only to the extent that such consideration is consistent with the terms of the Senior Executive STIP and Section 162(m).

(iv)	Your Bonus for each calendar year or portion thereof during your employment with Blockbuster under this Agreement shall be payable by February 28th of the following year.

(c) Deferred Compensation: In addition to your Salary and Bonus, you shall earn, in respect of each calendar year or portion thereof during the Employment Term, an additional amount (“Deferred Compensation”), the payment of which (together with the return thereon as provided in this paragraph 3(c)) shall be deferred until January of the first calendar year in which you cease to be an executive officer of Blockbuster for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The amount of Deferred Compensation for the calendar year that includes the Effective Date shall be payable at the annualized rate of One Million Dollars ($1,000,000) if the Effective Date occurs in 2004 and shall be increased by One Hundred Fifty Thousand Dollars ($150,000) for each calendar year the Effective Date is deferred. (For the avoidance of doubt, if the Effective Date occurred in 2005 or 2006, your Deferred Compensation for each such calendar year would be $1,150,000 or $1,300,000, respectively.) The amount of Deferred Compensation for each calendar year subsequent to the occurrence of the Effective Date during the Employment Term shall be increased on each January 1 by One Hundred Fifty Thousand Dollars ($150,000) over the annualized rate in effect at the end of the preceding year. You will receive pro rata Deferred Compensation for the calendar year in which the Employment Term ends. Deferred Compensation shall be credited to a bookkeeping account maintained by Blockbuster for your account, the balance of which account shall periodically be credited (or debited) with the deemed positive (or negative) return calculated in the same manner and at the same times, as the deemed return on your account is determined under Blockbuster’s excess 401(k) plan, as such plan may be amended from time to time (it being understood and agreed that, if at any time during which your Deferred Compensation account remains payable, your excess 401(k) account balance is distributed to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your excess 401(k) account was notionally invested immediately prior to its distribution). Blockbuster’s obligation to pay the Deferred Compensation, including the return thereon provided for in this paragraph 3(c)), shall be an unfunded obligation to be satisfied from the general funds of Blockbuster. For all purposes of this Agreement, “Deferred Compensation” shall include any amounts denominated as “Deferred Compensation” or “deferred compensation” (plus any return thereon) under any previous employment agreement between you and Blockbuster.

(d) Stock Options: For all of your services under this Agreement, Blockbuster shall award you stock options for Five Million (5,000,000) shares of Blockbuster Class A Common Stock (the “Blockbuster A Stock”) (or such other number as may be determined by the Blockbuster Senior Executive Compensation Committee pursuant to paragraph 3(f) below),

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vesting ratably in three (3) equal installments on the first, second and third anniversaries of the Split-Off Date. One-third of the stock options shall be granted on the fifth trading day (as defined below) after the Split-Off, one-third shall be granted on the thirtieth day after the Split-Off Date, or if that day is not a business day on which the Blockbuster A Stock is publicly traded (a “trading day”), on the first trading day after that day, and the final one-third shall be awarded on the sixtieth day after the Split-Off Date, or if that day is not a trading day, on the first trading day after that day. The exercise price for the stock options will be the fair market value (as defined in the plan pursuant to which the options are issued) of a share of Blockbuster A Stock on the date of grant. The “Split-Off Date” is the date upon which Viacom has distributed, in the Split-Off (as defined below), “control” (as defined in Section 368(c) of the Code) of Blockbuster to all or some of the stockholders of Viacom. “Split-Off” means the distribution of Blockbuster capital or voting securities by Viacom to all or some of the stockholders of Viacom in one or more transactions.

(e) Restricted Share Units: For all of your services under this Agreement, on the fifth trading day after the Split-Off Date, Blockbuster shall award you a grant of One Million (1,000,000) restricted share units (the “Restricted Units”) (or such other number as may be determined by the Blockbuster Senior Executive Compensation Committee pursuant to paragraph 3(f) below), that vest 50% on the second anniversary of the Split-Off Date and 50% on the third anniversary of the Split-Off Date. Each Restricted Unit shall be equal in value to the average of one share of Blockbuster A Stock (or its equivalent) and one share of Blockbuster Class B Common Stock (“Blockbuster B Stock”) (or its equivalent) and shall be valued based on the average of the closing prices of a share of Blockbuster A Stock and a share of Blockbuster B Stock on your date of termination (or the trading day immediately prior to your date of termination if such date is not a trading day) as listed on the principal securities exchange on which such stock is traded, and shall be paid in cash immediately after the termination of your employment with Blockbuster for any reason or such later date as shall be determined in accordance with paragraph 22.

(f) Adjustment in Number of Stock Options and Restricted Share Units: The Blockbuster Senior Executive Compensation Committee will adjust the number of stock options and Restricted Units set forth in paragraphs 3(d) and 3(e) above that will be awarded to you to preserve the economic value that you are intended to receive, based upon the average of the closing prices of one share of Blockbuster A Stock and one share of Blockbuster B Stock as reported on the New York Stock Exchange on each trading day during the five trading day period beginning on the Split-Off Date (or the first trading day after the Split-Off Date if the Split-Off Date is not a trading day) and ending on the fourth trading day after such day. The number of stock options awarded will be in a range of between 4.2 million and 5 million and the number of Restricted Units awarded will be in a range of between 1 million and 2.57 million.

(g) Other Long-Term Incentive Programs: During the Employment Term, you will be eligible to participate in other long-term incentive programs that may be available for the 162(m) Executives.

John F. Antioco

June 18, 2004

(4) Benefits. You shall be entitled to participate in such medical, dental and life insurance, retirement and other plans as Blockbuster may have or establish from time to time on terms and conditions no less favorable than those applicable to other 162(m) Executives. The foregoing, however, shall not be construed to require Blockbuster to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement so long as such amendments or terminations apply uniformly to other 162(m) Executives. It is further understood and agreed that all benefits you may be entitled to as an employee of Blockbuster, the amounts of which are dependent upon the amount of your compensation, shall be based upon your Salary and Deferred Compensation, as set forth in paragraphs 3(a) and (c) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. You shall be entitled to four (4) weeks vacation per year.

(5) Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to other 162(m) Executives.

(6) Perquisites. During the Employment Term, you shall be entitled to a car allowance of One Thousand One Hundred Dollars ($1,100) per month and continued access to Blockbuster aircraft on the terms in effect immediately prior to the Effective Date, subject to the rules and regulations of the Federal Aviation Administration, as they may change. In addition, during the Employment Term, you shall be entitled to perquisites at least as favorable as those provided to other 162(m) Executives.

(7) [Intentionally Left Blank]

(8) Exclusive Employment, Confidential Information, Etc.

(a) Non-Competition. You agree that, except as provided in paragraph 2, your employment hereunder is on an exclusive basis and that during the period you are actually employed by Blockbuster and continuing for the shorter of (I) one (1) year after the termination of your employment pursuant to paragraph 10(b) or 10(c) hereof or (II) eighteen (18) months after the termination of your employment pursuant to paragraph 10(a) hereof (the “Non-Compete Period”), you will not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with any business that Blockbuster is in or may enter into during the period you are employed by Blockbuster, nor shall you make any investments in any company or business competing with Blockbuster; provided, however, that nothing herein shall prevent you from investing as less than a one (1%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. In addition, you agree that, except as provided in paragraph 2, while you are employed by Blockbuster under this Agreement, you will not engage in any other business activity which is in conflict with your duties and obligations hereunder.

John F. Antioco

June 18, 2004

(b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Blockbuster or any of its affiliates (except as you determine in good faith may be required in the performance of your duties hereunder) and that you will comply with any confidentiality obligations of Blockbuster to a third party. Anything herein to the contrary notwithstanding, the provisions of this paragraph 8(b) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order you to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to your violation of this paragraph or (iv) as to information that is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c) No Solicitation. You agree that, during the Non-Compete Period, you shall not, directly or indirectly:

(i)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Blockbuster or any of its affiliates; or

(ii)	knowingly interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of Blockbuster or any of its affiliates with any customer, supplier or consultant.

(d) Blockbuster Ownership. The results and proceeds of your services to Blockbuster hereunder, including, without limitation, any works of authorship related to Blockbuster resulting from your services during your employment with Blockbuster and/or any of its affiliates and any works in progress, shall be works-made-for-hire and Blockbuster shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Blockbuster determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Blockbuster under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Blockbuster, and Blockbuster shall have the right to use the same in perpetuity throughout the universe in any manner Blockbuster determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Blockbuster and at Blockbuster’s sole expense, do any and all things which Blockbuster may deem useful or desirable to establish or

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document Blockbuster’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services to Blockbuster that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 8(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Blockbuster of any rights of ownership to which Blockbuster may be entitled by operation of law by virtue of Blockbuster or any of its affiliates being your employer.

(e) Litigation. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving Blockbuster or any of its affiliates, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Blockbuster or Blockbuster’s counsel, and (ii) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you shall promptly so notify Blockbuster’s counsel. You agree to cooperate, in a reasonable and appropriate manner, with Blockbuster and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment to the extent Blockbuster pays all expenses you incur in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by you in good faith) with your personal or professional schedule.

(f) No Right to Give Interviews or Write Books, Articles, Etc. During the period of your employment with Blockbuster, except as authorized by Blockbuster or as you in good faith determine is appropriate in the performance of your duties hereunder, you shall not (i) give any interviews or speeches, or (ii) prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, in either case, concerning Blockbuster or any of its affiliates or any of their officers, directors, agents, employees, suppliers or customers.

(g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Blockbuster or any of its affiliates shall remain the exclusive property of Blockbuster. You shall return such property that is in your possession or control promptly after receipt of a written request from Blockbuster. Anything to the contrary notwithstanding, nothing in this paragraph 8(g) shall prevent you from retaining a home computer and security system, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to

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your compensation or relating to reimbursement of expenses, information that you reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to your employment.

(h) Non-Disparagement. During the Employment Term and for one (1) year thereafter, you agree not to make any public statement that is intended to or could reasonably be expected to disparage Blockbuster. During the Employment Term and for one (1) year thereafter, Blockbuster agrees that it shall not, and it shall cause each 162(m) Executive and director of Blockbuster not to make a public statement that is intended to or could reasonably be expected to disparage you. Notwithstanding the foregoing, nothing in this paragraph shall prevent any person from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative of legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

(i) Injunctive Relief. Blockbuster has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 8(a) through (h) hereof will result in irreparable damage to Blockbuster, and, accordingly, Blockbuster may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Blockbuster. Blockbuster acknowledges and agrees that any violation of paragraph 8(h) will result in irreparable damage to you, and, accordingly, you may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraph, in addition to any other remedies available to you.

(j) Survival; Modification of Terms. The obligations under paragraphs 8(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment hereunder. You and Blockbuster agree that the restrictions and remedies contained in paragraphs 8(a) through (i) are reasonable and that it is your intention and the intention of Blockbuster that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

(9) Incapacity. In the event you become disabled within the meaning of such term under the Blockbuster Short-Term Disability (“STD”) program and the Blockbuster Long-Term Disability (“LTD”) program that apply to the 162(m) Executives, and in which you participate, at the time of such disability, you will receive compensation under the STD program in accordance with its terms. Thereafter, you will be eligible to receive benefits under the LTD program in

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accordance with its terms. Upon receipt of benefits under the LTD program, you will also be entitled to receive the following:

(i)	Salary through the end of the month in which benefits commence under the LTD program;

(ii)	bonus compensation for the calendar year in which benefits commence under the LTD program, in an amount equal to your Target Bonus, pro-rated for the period from the beginning of such year through the date such benefits commence;

(iii)	Deferred Compensation for the calendar year in which benefits commence under the LTD program, pro-rated for the period from the beginning of such year through the date such benefits commence, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in paragraph 3(c), prior to January 31st of the calendar year following the calendar year in which benefits commence under the LTD program;

(iv)	the exercisability of all stock options and/or stock appreciation rights which have not become exercisable on or prior to the date on which benefits commence under the LTD program will be accelerated and such stock options and/or stock appreciation rights, together with all stock options and/or stock appreciation rights granted to you which are exercisable on or prior to the date on which such benefits commence, will be exercisable for the following period: (x) for stock options granted prior to the Effective Date, until one (1) year after the date on which such benefits commence, or, if earlier, the expiration date of such stock options, and (y) for stock options and/or stock appreciation rights granted under this Agreement and/or on or after the Effective Date, until three (3) years after the date on which such benefits commence, or, if earlier, the expiration date of such stock options and/or stock appreciation rights; and

(v)	the immediate vesting and (if applicable) payment or distribution of all other equity or equity-related awards, including, without limitation, the Restricted Units and any other restricted stock awards, restricted stock units or deferred stock units;

(vi)	continued participation for you and your dependents for twenty four (24) months in such medical, dental, hospitalization and life insurance coverages in which you and/or your eligible dependents were participating immediately prior to the date benefits commence under the LTD program;

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(vii)	any amounts earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended; and

(viii)	other payments, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of Blockbuster or any affiliate.

Bonus compensation under this paragraph 9 shall be paid by February 28th of the year(s) following the year as to which such bonus compensation is payable. Except as provided herein, you will not receive bonus compensation for any portion of a calendar year(s) during the Employment Term if you receive compensation and benefits under the LTD program in respect of such period. For any period (including a portion of a calendar year) in respect of which you receive compensation and benefits under the LTD program, such compensation and benefits and the bonus compensation and Deferred Compensation provided under this paragraph 9 are in lieu of Salary, Bonus and Deferred Compensation under paragraphs 3(a), (b) and (c).

(10) Termination.

(a) Termination for Cause. Blockbuster may, at its option, terminate this Agreement forthwith for “cause” and you, at your option, may terminate this Agreement for any reason. For purposes of this Agreement, termination of this Agreement for “cause” shall mean termination for (i) embezzlement or fraud, in each case, against Blockbuster or conviction of a felony; (ii) willful unauthorized disclosure of confidential information in violation of the provisions of this Agreement; or (iii) if you at any time willfully and materially breach this Agreement (including, without limitation, your willful failure, neglect of or intentional refusal to substantially perform your obligations hereunder as set forth in paragraphs 2 and 13 hereof) and such breach has an adverse effect on Blockbuster and its affiliates, except in the event of your disability as set forth in paragraph 9. An action or non-action shall not be considered to be “willful” if you believed in good faith that such action or non-action was in, or not opposed to, the best interest of Blockbuster. Anything notwithstanding to the contrary, your employment shall not be terminated for “cause,” unless (x) you have been given written notice by the Board stating the basis for such termination and (y) in the case of clauses (ii) and (iii) above, you are given twenty (20) days to cure the neglect or conduct that is the basis of any such claim and (z) if you fail to cure such conduct, or such conduct cannot be cured, or, in the case of clause (i) above, you have an opportunity to be heard before the full Board and after such hearing, the Board gives you written notice confirming that, in the judgment of a majority of the disinterested directors of Blockbuster, “cause” for terminating your employment on the basis set forth in the original notice exists. If Blockbuster terminates your employment for “cause” or you terminate your employment for any reason other than Good Reason (as defined below) or due to your death or disability, you shall be entitled to receive:

(i)	Salary through your date of termination;

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(ii)	vested stock options and/or stock appreciation rights shall remain exercisable in accordance with the terms of the applicable plan;

(iii)	other equity awards will be treated in accordance with the terms of the applicable plan;

(iv)	payment of Deferred Compensation for prior years, together with the return thereof as provided in paragraph 3(c), prior to January 31st of the calendar year following such termination or such later date as may be determined pursuant to paragraph 22;

(v)	any amounts earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended; and

(vi)	other payments, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of Blockbuster or any affiliate.

(b) Good Reason Termination. You may terminate your employment hereunder for “Good Reason” at any time during the Employment Term by written notice to Blockbuster not more than thirty (30) days after you learn of the occurrence of the event constituting “Good Reason”. Such notice shall state an effective date no later than ten (10) business days after the date it is given. Blockbuster shall have ten (10) business days from the giving of such notice to cure the alleged cause for “Good Reason”. “Good Reason shall mean, without your prior written consent, other than as a result of the termination of your employment for “cause” (as defined above) or as a result of your permanent disability: (i) reductions in your then Salary, Target Bonus or Deferred Compensation level; (ii) the assignment to you by Blockbuster of duties substantially inconsistent with your positions, duties, titles, offices or responsibilities; (iii) the withdrawal of a material part of, or a material diminution in, your positions, duties, titles, offices or responsibilities as set forth in paragraph 2 to the degree that you determine in good faith that you cannot exercise the authority of your offices; (iv) the material breach by Blockbuster of its material obligations hereunder (including, without limitation, the failure to appoint or elect you to, or your removal from, the positions of Chief Executive Officer, member of the Board or, subject to the provisions in the last sentence of this paragraph 10(b), Chairman of the Board); (v) the relocation of Blockbuster’s principal place of business outside of the Dallas, Texas metropolitan area if such relocation has not been approved by you; (vi) a change in the reporting structure so that you report to someone other than the Board; or (vii) the failure of Blockbuster to provide you, upon the execution of any written agreement relating to a transaction in which all or substantially all of Blockbuster’s assets and/or stock will be sold or transferred, with written confirmation that the acquiring or successor entity, as the case may be, has expressly assumed this Agreement and, notwithstanding such written confirmation, the failure of Blockbuster to obtain the assumption in writing of its obligation to perform any agreement between you and Blockbuster by any successor to all or substantially all

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of the assets of Blockbuster within ten (10) business days after such a transaction in which all or substantially all of Blockbuster’s assets and/or stock are sold or transferred. Notwithstanding the foregoing, the failure to reappoint or reelect you to, or your removal from, the position of Chairman of the Board shall not constitute “Good Reason” if such action is made in response to (i) a law or regulation or ruling adopted by the Securities and Exchange Commission, the New York Stock Exchange or other regulatory or legislative body having jurisdiction or regulatory authority over Blockbuster requiring such removal, (ii) the person appointed to the position of Chairman of the Board is a non-executive Chairman, and (iii) you continue to report directly and exclusively to the Board as a whole.

(c) Termination Without Cause. Blockbuster may terminate your employment hereunder without “cause” (as defined above) at any time during the Employment Term by written notice to you.

(d) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 10(b) or 10(c) hereof, you shall be entitled to receive:

(i)	your Salary through the date of termination;

(ii)	bonus compensation for the calendar year in which your termination occurs, in an amount equal to your Target Bonus, pro-rated for the period from the beginning of such year through the date of your termination;

(iii)	Deferred Compensation for the calendar year in which your termination occurs, pro-rated for the period from the beginning of such year through the date of your termination, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in paragraph 3(c), prior to January 31st of the calendar year following the calendar year in which your employment terminates or such later date as may be determined pursuant to paragraph 22;

(iv)	the greater of two (2) or the number of full and partial years remaining in the Employment Term multiplied by the sum of (A) your Salary at the annualized rate in effect on the date of your termination, (B) Deferred Compensation level at the annualized rate in effect for the calendar year in which your termination occurs, and (C) your Target Bonus for the year of termination, payable in a single cash lump sum payment immediately following your termination of employment;

(v)	continued participation for you and your dependents for the greater of (x) 24 months or (y) the balance of the Employment Term in such medical, dental, hospitalization and life insurance coverages in which you and/or your eligible dependents were participating immediately prior to the date of termination;

John F. Antioco

June 18, 2004

(vi)	the exercisability of all stock options and/or stock appreciation rights which have not become exercisable on or prior to the date of your termination will be accelerated and such stock options and/or stock appreciation rights, together with all stock options and/or stock appreciation rights granted to you which are exercisable on or prior to your termination date, will be exercisable for the following period: (x) for stock options granted prior to the Effective Date, until six (6) months after your termination date, or, if earlier, the expiration date of such stock options, and (y) for stock options and/or stock appreciation rights granted under this Agreement and/or on or after the Effective Date, until two (2) years after your termination date, or, if earlier, until the expiration date of such stock options and/or stock appreciation rights;

(vii)	the immediate vesting and (if applicable) payment or distribution of all other equity or equity-related awards, including, without limitation, the Restricted Units and any other restricted stock awards, restricted stock units or deferred stock units;

(viii)	any amounts earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended; and

(ix)	other payments, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of Blockbuster or any affiliate.

The payments provided for in (iv) above are in lieu of any severance or income continuation or protection under any Blockbuster plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 10(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Blockbuster (excluding its obligations under paragraphs 5, 8(e), 8(h), 10(e), 12, 17, 18 and 24) to you under this Agreement in the event of your termination under this paragraph 10(d). “Partial years” for purposes of this Agreement means a fraction of any one year based on the number of months (including a partial month as a whole month) elapsed during that year, divided by 12.

(e) Change in Control. This paragraph 10(e) shall apply if there is (i) a termination by Blockbuster without “cause” or by you for Good Reason in a two-year period after a Change in Control (as defined below), (ii) a termination by you for any reason during the 30-day period commencing on the first anniversary of a Change in Control, or (iii) a termination by Blockbuster prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. If any such termination occurs, you shall receive benefits set forth in paragraph 10(d), except that (A) in lieu of the lump-sum payment under clause (iv) of paragraph 10(d) hereof, you shall receive in a lump sum immediately after the termination of your employment an amount equal to the greater of three (3)

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or the number of full and partial years remaining in the Employment Term multiplied by the sum of (I) your Salary at the annualized rate in effect on the date of your termination, (II) Deferred Compensation at the annualized rate in effect for the calendar year in which your termination occurs and (III) your Target Bonus for the year of termination, payable in a single cash lump sum payment immediately following your termination of employment and (B) the benefits described in clause (v) of paragraph 10(d) shall be continued for the greater of 36 months or the balance of the Employment Term.

(f) Termination of Benefits. Except as provided in this Agreement or as expressly provided in Blockbuster benefit plans or programs, coverage under all Blockbuster benefit plans and programs (including, without limitation, vacation, retirement plans, LTD, car insurance, accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment.

(g) Non-Renewal. In the event that Blockbuster provides notice of non-renewal pursuant to paragraph 1 hereof, (i) the vesting of all stock options and/or stock appreciation rights granted to you that are not exercisable as of the end of the Employment Term shall be accelerated and such stock options and/or stock appreciation rights, together with all stock options (if any) granted to you which are exercisable at the end of the Employment Term, will be exercisable for the following period: (x) for stock options granted prior to the Effective Date, until six (6) months after the end of the Employment Term or, if earlier, the expiration date of such stock options, and (y) for stock options and/or stock appreciation rights granted under this Agreement and/or on or after the Effective Date, until two (2) years after the end of the Employment Term or, if earlier, the expiration date of such stock options and/or stock appreciation rights, and (ii) all Deferred Compensation, together with the return specified in paragraph 3(c), and all other equity or equity-related awards, including, without limitation, restricted stock awards, restricted stock units or deferred stock unit, shall vest and (if applicable) shall be paid or distributed immediately after at the end of the Employment Term.

(h) No Mitigation/Set-Off. In the event of termination of your employment, you shall be under no obligation to seek other employment and there shall be no offset against amounts due to you on account of any remuneration or benefits provided by any subsequent employment you may obtain. Blockbuster’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that Blockbuster may have against you for any reason.

(11) Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive, the following:

(i)	Salary through the end of the month in which the death occurs;

(ii)	bonus compensation for the calendar year in which the death occurs, in an amount equal to your Target Bonus, pro-rated for the period from the beginning of such year through the date the death occurs;

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(iii)	Deferred Compensation for the calendar year in which the death occurs, pro-rated for the period from the beginning of such year through the date of death, and Deferred Compensation attributable to prior years, payable, in each case, together with the return thereon as provided in paragraph 3(c), prior to January 31st of the calendar year following the calendar year in which the death occurs;

(iv)	the exercisability of all stock options and/or stock appreciation rights which have not become exercisable on or prior to the date on which the death occurs, will be accelerated and such stock options and/or stock appreciation rights, together with all stock options and/or stock appreciation rights granted to you which are exercisable on or prior to the date on which the death occurs, will be exercisable for the following period: (x) for stock options granted prior to the Effective Date, until one (1) year after the date on which the death occurs, or, if earlier, the expiration date of such stock options, and (y) for stock options and/or stock appreciation rights granted under this Agreement and/or on or after the Effective Date, until three (3) years after the date on which the death occurs, or, if earlier, the expiration date of such stock options and/or stock appreciation;

(v)	the immediate vesting and (if applicable) payment or distribution of all other equity or equity-related awards, including, without limitation, the Restricted Stock Units and any other restricted stock awards, restricted stock units or deferred stock units;

(vi)	continued participation for twenty four (24) months in such medical, dental and hospitalization insurance coverages in which your eligible dependents were participating immediately prior to the date the death occurs;

(vii)	any amounts earned, accrued or owing to you but not yet paid, including any incentive payments earned for performance periods that have ended; and

(viii)	other payments, entitlements or benefits, if any, in accordance with applicable plans, programs, arrangements or other agreements of Blockbuster or any affiliate.

(12) Change in Control.

(a) Deferred Compensation and Equity. In the event of a Change in Control, (i) all deferred compensation (including, if applicable, Deferred Compensation) and all unvested equity or equity-related awards, including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units or deferred stock shall immediately vest and,

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if applicable, become exercisable; (ii) all stock options and/or stock appreciation rights held by you will be exercisable for the following period: (x) for stock options granted prior to the Effective Date, until the expiration date of such stock options or, if earlier, six (6) months after the termination of your employment, and (y) for stock options and/or stock appreciation rights granted on or after the Effective Date, until the expiration date of such stock options or stock appreciation rights or, if earlier, three (3) years after the termination of your employment; and (iii) unless otherwise elected by you, all deferred compensation or other equity or equity-related awards will, to the extent applicable, be transferred or distributed to you except that deferred compensation shall not be distributed until the date determined in accordance with paragraph 22.

(b) Excise Taxes. Notwithstanding anything herein to the contrary, if it is determined by Blockbuster, based on an opinion of a nationally recognized law firm, or by the Internal Revenue Service (the “IRS”) pursuant to an IRS audit of your federal income tax return(s) (an “Audit”), that any payment or benefit provided to you in connection with this Agreement or your employment with, or termination of employment from, Blockbuster, would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as the “Excise Tax”), then Blockbuster shall pay (either directly to the IRS as tax withholdings or to you as a reimbursement of any amount of taxes, interest and penalties paid by you to the IRS) both the Excise Tax and an additional cash payment (a “Gross-Up Payment”) in an amount that will place you in the same after-tax economic position that you would have enjoyed if the payment or benefit had not been subject to the Excise Tax. The amount of the Gross-Up Payment shall be calculated by Blockbuster’s regular independent auditors based on the amount of the Excise Tax paid by Blockbuster as determined by Blockbuster or the IRS. If the amount of the Excise Tax determined by the IRS is greater than an amount previously determined by Blockbuster, Blockbuster’s auditors shall recalculate the amount of the Gross-Up Payment. You shall promptly notify Blockbuster of any IRS assertion during an Audit that an Excise Tax is due with respect to any payment or benefit, but you shall be under no obligation to defend against such claim by the IRS unless Blockbuster requests, in writing, that the you undertake the defense of such IRS claim on behalf of Blockbuster and at Blockbuster’s sole expense. In such event, Blockbuster may elect to control the conduct to a final determination through counsel of it own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability relating to the Excise Tax, and you shall not settle, compromise or concede such asserted Excise Tax and shall reasonably cooperate with Blockbuster in each phase of any contest.

(c) Change in Control. “Change in Control” shall mean any of the following: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (as such term is used in Section 14(d)(2) of the Exchange Act) other than Viacom or an affiliate is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Voting Stock of Blockbuster; (ii) a majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided, that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds

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June 18, 2004

of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) Blockbuster adopts any plan of liquidation providing for the distribution of all or substantially all of its assets if such plan of liquidation will result in the winding-up of the business of Blockbuster; (iv) all or substantially all of the assets or business of Blockbuster is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Blockbuster immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, more than 50% of the Voting Stock of the entity or entities, if any, that succeed to the business of Blockbuster); or (iv) the consummation of any merger, consolidation or other similar corporate transaction unless, immediately after such transaction, the stockholders of Blockbuster immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the company surviving such transaction or its ultimate parent company if such surviving company is a subsidiary of another entity (there being excluded from the number of shares held by such stockholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, “Blockbuster” shall include any entity that succeeds to all or substantially all of the business of Blockbuster, “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation and “affiliate” means any entity controlled by, or in control of, Viacom.

(13) Equal Opportunity Employer. You acknowledge that Blockbuster is an equal opportunity employer. You agree that you will comply with Blockbuster policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

(14) Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by registered mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and, in the case of Blockbuster, to the attention of the General Counsel of Blockbuster. Any notice given by mail shall be deemed to have been given three days following such mailing.

(15) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in your case) and assigns. No rights or obligations of Blockbuster under this Agreement may be assigned or transferred by Blockbuster except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Blockbuster is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Blockbuster, provided that the assignee or transferee is the successor to all or substantially all of the assets of Blockbuster and such assignee or transferee assumes the liabilities, obligations and duties of Blockbuster, as contained in this Agreement, either contractually or as a matter of law. Blockbuster further agrees that, in the event of a sale or liquidation of all or substantially all of its assets as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Blockbuster hereunder. No rights or obligations of yours under this Agreement may be assigned or transferred by you other than your rights to

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compensation and benefits, which may be transferred only by will or operation of law. In the event of your death or a judicial determination of your incompetence, the compensation and benefits due to you under this Agreement shall be paid to your estate or legal representative, as the case may be, and any references in this Agreement to your shall be deemed to refer, where appropriate, to your estate or other legal representative or to your beneficiary or beneficiaries.

(16) Texas Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Texas applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the State of Texas.

(17) Dispute Resolution. Any disagreement or controversy arising out of or relating to this Agreement shall be exclusively resolved by way of confidential arbitration. Either party may submit the disagreement or controversy to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), such arbitration to be conducted before a panel of three arbitrators, one selected by each of the parties hereto and the third by the two other arbitrators so selected. The arbitration shall be held in Dallas, Texas. The arbitrators shall be bound by the express terms of the Agreement. Each party to this Agreement shall pay their own legal and accounting fees incurred in connection with enforcing any rights under the Agreement or under any Blockbuster plan or program or in defending against any challenge to such rights, including by any governmental agency; provided, that if you obtain a money judgment or otherwise prevail in the final adjudication of any claim or suit brought by you or Blockbuster or any stockholder of Blockbuster to enforce or interpret any material provision contained herein, Blockbuster shall reimburse you for any costs or expenses reasonably incurred by you (including reasonable attorneys’ fees) in connection with such claim or suit.

(18) Indemnification. During the Employment Term and thereafter, Blockbuster agrees to indemnify and hold you and your heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against you that arises out of or relates to your service as an officer, director or employee, as the case may be, of Blockbuster, or your service in any such capacity or similar capacity with an affiliate of Blockbuster or other entity at the request of Blockbuster, both prior to and after the Effective Date, and to promptly advance to you or your heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by Blockbuster. During the Employment Term and thereafter, Blockbuster also shall provide you with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other 162(m) Executives. If you have any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which you may request indemnity under this provision, you will give Blockbuster prompt written notice

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thereof; provided, that the failure to give such notice shall not affect your right to indemnification. Blockbuster shall be entitled to assume the defense of any such proceeding and you will use reasonable efforts to cooperate with such defense. To the extent that you in good faith determine that there is an actual or potential conflict of interest between Blockbuster and you in connection with the defense of a proceeding, you shall so notify Blockbuster and shall be entitled to separate representation at Blockbuster’s expense by counsel selected by you (provided that Blockbuster may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with Blockbuster’s counsel and minimize the expense of such separate representation to the extent consistent with your separate defense. Blockbuster shall not be liable for any settlement of any proceeding effected without its prior written consent.

(19) No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Blockbuster to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

(20) Entire Understanding. Except as expressly set forth herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereto. This Agreement may be amended, modified or terminated only by a written document signed by you and a duly authorized officer of Blockbuster specifically referencing the provision or provisions being amended, modified or terminated. The preceding sentence of this paragraph 20 shall be effective as of June 18, 2004. Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom enforcement of the waiver is sought. For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms or provisions being modified or waived. No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver. This Agreement shall supersede the provisions of any plan, policy, agreement, award or other arrangement of Blockbuster or any of its predecessors or affiliates that is inconsistent with or otherwise in conflict with any provision of this Agreement to the extent the applicable terms of this Agreement are more favorable to you.

(21) Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, it shall be modified to the extent necessary to be enforceable (provided the modifications reflect the original intent of the parties) and, if not enforceable under applicable law, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

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(22) Deductions and Withholdings; Payment of Deferred Compensation. All amounts due and benefits or property provided under this Agreement, including, without limitation, Salary, bonus compensation, Deferred Compensation and payment of Restricted Units, shall be paid or provided less applicable deductions and subject to applicable withholdings as may be required under applicable law. Notwithstanding any other provision of the Agreement to the contrary, the distribution of Deferred Compensation or any other deferred compensation payable under this Agreement, including, without limitation, the payment for the Restricted Units, shall be delayed until the earliest date permitted under the provisions of the Code or the rules or regulations promulgated thereunder (as in effect on the date of such payment) to defer your taxation on such amounts to the time of the distribution thereof, but in any event to not later than eighteen (18) months and one day following your termination of employment.

(23) Supersedes Previous Agreement. With respect to the period covered by the Employment Term, commencing with the Effective Date, this Agreement supersedes and cancels your employment agreement with Blockbuster dated July 15, 1999, as amended (your “Prior Agreement”), provided, that you shall be entitled to receive all accrued obligations under the Prior Agreement or any other plan or agreement; and provided, further, that any provision of this Agreement that specifically is effective prior to the Effective Date shall supersede and cancel any inconsistent provision or term of any prior agreements relating to your employment by Blockbuster. Notwithstanding the foregoing, the provisions relating to stock options granted to you under Viacom’s LTMIP in your Prior Agreement and the side letter dated December 21, 2001 from William A. Roskin shall remain in full force and effect.

(24) Miscellaneous.

(a) You agree, for the benefit of Blockbuster and Viacom, not to tender, directly or indirectly, any shares of any class of common stock of Viacom beneficially owned by you at any time into any exchange offer conducted by Viacom in connection with the Split-Off.

(b) Notwithstanding anything to the contrary contained herein or in any previous employment agreement between you and Blockbuster, in the event of your termination of employment for any reason, Blockbuster shall pay you all Deferred Compensation (including any deferred compensation accrued under any prior employment agreement between you and Blockbuster), together with any return thereon no later, than the January 31 following your termination of employment or such later date as may be determined pursuant to paragraph 22, and Blockbuster shall not claim than any such termination on or after December 31, 2005, by itself, is a breach of any employment agreement between you and Blockbuster.

The provisions of paragraphs 24(a) and (b) shall be effective as of June 18, 2004.

John F. Antioco

June 18, 2004

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement to the undersigned for execution on behalf of Blockbuster; after this Agreement has been executed by Blockbuster and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Very truly yours,

BLOCKBUSTER INC.

By: /s/ John L. Muething

       Name: John L. Muething

       Title:  Chairman, Blockbuster Inc.

                  Senior Executive Compensation

                  Committee

ACCEPTED AND AGREED:

/s/ John F. Antioco

    John F. Antioco

Dated: June 18, 2004